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Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

Jaycor, Inc.

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Jaycor, Inc.

We have audited the consolidated balance sheet of Jaycor, Inc. as of January 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the two years in the period ended January 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Jaymark, Inc. (predecessor of Jaycor, Inc.) for the year ended January 31, 2000 were audited by PricewaterhouseCoopers LLP, whose report dated April 14, 2000, expressed an unqualified opinion on those statements prior to restatement.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jaycor, Inc. at January 31, 2001 and 2002, and the consolidated results of operations and its cash flows for the two years in the period ended January 31, 2002 in conformity with accounting principles generally accepted in the United States.

We also audited the adjustments described in Note 2 that were applied to restate the 2000 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

                      ERNST & YOUNG LLP

San Diego, California
March 8, 2002

Report of Independent Accountants

To the Board of Directors and Stockholders of
Jaycor, Inc.

In our opinion, the consolidated statements of income, of stockholders' equity and of cash flows for the year ended January 31, 2000, prior to restatement (not presented separately herein), present fairly, in all material respects, the results of operations and cash flows of Jaymark, Inc. (predecessor to Jaycor, Inc.) and its subsidiaries for the year ended January 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the consolidated financial statements of Jaymark, Inc. and its subsidiaries for any period subsequent to January 31, 2000 nor have we examined any adjustments applied to the financial statements for the year then ended.

/s/ PricewaterhouseCoopers LLP

San Diego, California
April 14, 2000

JAYCOR, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	January 31,
	2001	2002
ASSETS
Current Assets:
Cash and cash equivalents	$37,595	$32,725
Short term investments	2,991	6,697
Accounts receivable, net	11,238	16,957
Inventories	1,537	1,860
Prepaid expense and other current assets	2,245	485

Total current assets	55,606	58,724
Property and equipment, net	4,061	4,060
Deferred income taxes	694	751
Affiliate investment and advances	855	2,418
Other assets	444	548

	$61,660	$66,501

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and trade accruals	$3,294	$3,553
Accrued salaries, benefits and payroll taxes	2,134	1,404
Accrued vacation	1,062	1,091
Accrued contributions to employee benefit plans	585	335
Deferred income taxes	407	568
Other current liabilities	1,407	1,549

Total current liabilities	8,889	8,500

Deferred compensation	865	990
Other liabilities	635	147

Total long-term liabilities	1,500	1,137

Stockholder's Equity:
Common stock, par value $.0167, 12,000,000 shares authorized; 8,051,601 shares issued and outstanding	135	135
Additional paid-in capital	41,454	45,799
Stock subscription receivable	(68)	(68)
Retained earnings	9,750	10,998

Total stockholders' equity	51,271	56,864

	$61,660	$66,501

See accompanying notes.

JAYCOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Years Ended January 31,
	2000	2001	2002
Revenues	$50,597	$58,549	$66,290
Costs and expenses:
Cost of revenues	43,230	50,363	53,940
Selling, general and administrative	5,926	7,105	9,232
Research and development	235	123	81

	49,391	57,591	63,253

Operating income	1,206	958	3,037
Gain on sale of subsidiary stock	50,095	—	—
Interest income	853	1,646	1,748
Equity in net loss of affiliate	—	(164)	(768)
Interest expense	(779)	(483)	(114)

Income from continuing operations before income taxes	51,375	1,957	3,903
Provision for income taxes	22,339	6,635	2,655

Income (loss) from continuing operations	29,036	(4,678)	1,248
Income from discontinued operation, net of income tax provision (benefit) of $(822), $2,692 and $0, respectively	2,341	2,737	—

Income (loss) before extraordinary item	31,377	(1,941)	1,248
Extraordinary item—loss on early retirement of debt, net of tax benefit of $0, $436 and $0	—	763	—

Net income (loss)	$31,377	$(2,704)	$1,248

See accompanying notes.

JAYCOR, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In Thousands, Except Share Data)

	Common Stock
			Additional Paid-in Capital	Stock Based Compensation	Stock Subscription Receivable	Retained Earnings
	Shares	Amount
Balance at January 31, 1999	4,807,620	$80	$1,344	$—	$—	$4,365
Common Stock options exercised	1,186,604	20	2,236	—	—	—
Accretion of warrants	—	—	—	—	—	(831)
Tax benefit from stock option transactions	—	—	383	—	—	—
Increase in JNI equity, net of minority interest	—	—	41,182	(851)	—	(563)
Repurchases of Common Stock	(511,635)	(8)	(127)	—	—	(7,163)
Net income and comprehensive income	—	—	—	—	—	31,377

Balance at January 31, 2000	5,482,589	92	45,018	(851)	—	27,185
Common Stock options exercised	1,977,002	33	5,981	—	(68)	—
Common Stock warrants exercised	592,010	10	10,276	—	—	—
Accretion of warrants	—	—	—	—	—	(8,001)
Tax benefit from stock option transactions	—	—	21,867	—	—	—
Increase in JNI equity, net of minority interest	—	—	(1,383)	309	—	(1,968)
Dividend of JNI Common Stock	—	—	(40,305)	542	—	(3,509)
Dividend of JTS Common Stock	—	—	—	—	—	(1,253)
Net loss and comprehensive loss	—	—	—	—	—	(2,704)

Balance at January 31, 2001	8,051,601	135	41,454	—	(68)	9,750
Tax benefit from stock option transactions	—	—	4,345	—	—	—
Net income and comprehensive income	—	—	—	—	—	1,248

Balance at January 31, 2002	8,051,601	$135	$45,799	$—	$(68)	$10,998

See accompanying notes.

JAYCOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(In Thousands)

	Years ended January 31,
	2000	2001	2002
Cash flows from operating activities:
Net income (loss) from continuing operations	$29,036	$(4,678)	$1,248
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Tax benefit from stock option transactions	383	21,867	4,345
Gain on sale of subsidiary stock	(50,095)	—	—
Depreciation and amortization	912	1,052	1,253
Loss on notes receivable	—	—	405
Retirement of original issue discount interest and finance costs	—	1,199	—
Amortization of original issue discount interest and finance costs	143	77	—
Equity in net loss of affiliate	—	164	768
Loss (gain) on disposal of assets	62	169	42
Payment (accrual) of interest on notes receivable	(34)	34	—
Increase (decrease) in cash, net of the effects of acquisitions, due to changes in:
Accounts receivable, net	(654)	1,643	(5,719)
Inventories	(419)	(34)	(323)
Prepaid expenses and other current assets	63	(1,922)	587
Deferred income taxes	14	146	(58)
Affiliate investment and advances	—	(855)	(7)
Other assets	(89)	981	(5)
Accounts payable and trade accruals	1,516	(885)	259
Accrued salaries, benefits and payroll taxes	(150)	1,214	(951)
Deferred income taxes	(19)	(88)	161
Other current liabilities	262	(31)	172
Deferred compensation	44	42	95
Other liabilities	63	(222)	12

Total adjustments	(47,998)	24,551	1,036

Net cash (used in) provided by operating activities	(18,962)	19,873	2,284
Cash flows from investing activities:
Purchase of short-term investments	(19,602)	(5,172)	(14,737)
Maturities of short-term investments	—	21,783	11,031
Gain on sale of subsidiary stock	50,095	—	—
Collection of notes receivable	—	4,120	670
Disposition of property and equipment	41	20	6
Investment in property and equipment	(922)	(2,564)	(1,300)
Net change in advances to affiliates	—	—	(2,324)
Acquisition, net of cash acquired	—	(768)	—

Net cash provided by (used in) investing activities	29,612	17,419	(6,654)
Cash flows from financing activities:
Repurchases of Common Stock	(5,822)	—	—
Issuances of Common Stock	94	405	—
Repayments of long-term debt	(154)	(8,000)	(500)
Net change in borrowings under bank line of credit	—	—	—
Principal payments under capital lease obligations	(43)	—	—
Proceeds from issuances of long-term debt	—	—	—

Net cash (used in) provided by financing activities	(5,925)	(7,595)	(500)
Net cash (used in) provided by discontinued operations	1,784	54	—
Net cash used by extraordinary item	—	(763)	—

Net increase (decrease) in cash and cash equivalents	6,509	28,988	(4,870)
Cash and cash equivalents at beginning of year	2,098	8,607	37,595

Cash and cash equivalents at end of year	$8,607	$37,595	$32,725

Supplemental disclosure of cash paid (received) during the year for:
Interest	$812	$598	$79
Income taxes	24,567	(18,558)	150
Supplemental non-cash investing and financing activities:
Issuances of Common Stock	$2,162	$5,609	$—
Acquisitions of certain business assets in exchange for note payable	—	424	—
Retirement of notes receivable and accrued interest in exchange for stock	(1,442)	—	—
Dividend of business assets	—	44,525	—

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share Data)

NOTE 1—DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company

        Jaycor, Inc., its predecessors, and its subsidiaries (the "Company") provide high-technology products and services to government and commercial customers and commercialize selected dual-use technologies. The Company's core competencies include communications engineering and systems support; information systems; joint operations, exercises, and systems; electronic and electro-optic systems; electromagnetic applications; system survivability and operability; and microwave device fabrication.

Corporate Reorganization

        The Company was incorporated January 1975 as Jaycor, a California corporation. On May 28, 1997, the Company merged with and into a newly incorporated Delaware corporation, Jaymark, Inc. ("Jaymark"), a wholly owned subsidiary, which was the surviving corporation.

        On July 24, 2000, pursuant to a contribution and distribution agreement between Jaycor, Jaymark, and JNI, Jaymark distributed all of its remaining JNI Common Stock to its stockholders (the "Distribution Event"). The Distribution Event was structured as a tax-free transaction. Concurrent with, but prior to, the Distribution Event, options to purchase Jaymark Common Stock were exercised for a combination of cash and recourse promissory notes. Except for 14,175,000 shares of JNI Common Stock, Jaymark transferred all of its assets to Jaycor as a capital contribution. The Company's Employee Stock Ownership Plan (the "ESOP") purchased all of the issued and outstanding Common Stock of Jaycor, Inc. from Jaymark in exchange for 592,894 shares of Jaymark Common Stock, which was held by the ESOP. Concurrent with, but subsequent to, the above transactions, JNI merged with and acquired Jaymark in exchange for 14,175,000 newly issued shares of JNI Common Stock, which were distributed, on a pro rata basis, to the Jaymark stockholders. The distribution of the JNI stock has been recorded as a non-cash dividend. As a result of the Distribution Event the accompanying financial statements present JNI as a discontinued operation.

Plan of Merger

        On January 21, 2002, The Company entered into an agreement and plan of merger and reorganization with The Titan Corporation ("Titan") in which Titan will acquire all of the outstanding shares of Common Stock of the Company in exchange for Titan Common Stock (the "Acquisition Plan"). Concurrent with, but not prior to, the close of the Acquisition Plan (the "Acquisition Close") employees will be able to exercise options to purchase the Company's Common Stock for a combination of cash and recourse notes and the Company will waive its repurchase rights. The Company will acquire 12,676,356 shares of Jaycor Tactical Systems, Inc. ("JTS") Preferred Stock in exchange for $5,000 of cash and $2,500 outstanding on the JTS Credit Line and the Company will distribute its 14,676,356 shares of JTS Preferred Stock as a dividend to its shareholders, following the exercise of the options above. The Company will fund the Pension Plan based on employee wages earned in 2002 prior to the Acquisition Close and then terminate the Pension Plan, the ESOP, and the 401(k) Plan. All unvested plan participants will be fully vested upon termination of the plans. Concurrent with, but subsequent to the above transactions, Titan will merge with and acquire the Company in exchange for approximately 5 million shares of Titan Common Stock valued at $99.6 million, a portion of which will be held in an escrow account pursuant to the terms of the Acquisition Plan, and the remainder will be distributed, on a pro rata basis, to the Jaycor shareholders.

Consolidation

        The consolidated financial statements include the assets, liabilities, and results of operations of Jaycor, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The equity method of accounting is used for investments in which the Company has significant influence, which generally represents stock ownership of at least 20% and not more than 50%.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

        Jaycor, Inc. and its wholly owned subsidiaries operate and report their results of operations on the basis of 52 or 53 week periods ending on the Friday closest to January 31. Fiscal years 2000, 2001 and 2002 ended on January 28, 2000, February 2, 2001 and February 1, 2002, respectively, and consisted of 52 weeks. For presentation purposes, the Company has indicated its fiscal year as ending on January 31.

Cash Equivalents and Short-term Investments

        Cash equivalents consist of short-term money market instruments, time deposits, and commercial paper that are readily convertible into cash and have remaining maturities of three months or less at the time of purchase. Short-term investments are readily marketable commercial paper with remaining maturities of more than three months at the time of purchase and are classified as held-to-maturity. Held-to-maturity securities are those which the Company has the ability and intent to hold until maturity. The aggregate fair value of all held-to-maturity securities approximates amortized cost. As of January 31, 2001 and 2002, short-term investments matured in less than one year.

Inventories

        Inventories, consisting primarily of raw materials, are valued at the lower of average cost (determined on a first-in, first-out basis) or market. Provisions, when necessary, are made to reduce excess and obsolete inventories to their estimated net realizable values.

Property and Equipment

        Property and equipment are stated at cost and are depreciated over their estimated useful lives, primarily using the straight-line method. Useful lives range from three to five years for equipment and the shorter of the useful lives or the terms of the leases (three to fifteen years) for leased assets and leasehold improvements. Upon sale or disposal, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in costs and expenses. Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

Long-Lived Assets

        The Company investigates potential impairments of long-lived assets, identifiable intangibles, and any associated goodwill when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. No such losses have been identified by the Company.

Fair Value of Financial Instruments

        The fair value of the Company's long-term debt and deferred compensation obligations are carried at amounts that approximate fair value as the nominal rates of interest for these instruments approximate market rates of interest available to the Company for similar instruments.

Revenue Recognition

        The Company's revenues which are derived from the performance of services for various agencies of the U.S. Government, through prime government contracts or through subcontracts issued by U.S. Government prime contractors, are generally recognized as costs are incurred and include a portion of the total estimated fee to be realized based upon the relationship between contract costs incurred to date and total estimated contract costs at completion. Revenues which are derived from the sale of manufactured products are recorded when the products are shipped. Provision is made for any anticipated losses on contracts by a charge to income during the period in which the losses are first identified. Allowances for estimated sales returns are provided at the time revenue is recognized.

        The Company generally warrants its products against defects in material and workmanship for periods of two years from the date of shipment. The estimated cost of warranty obligations is accrued at the time revenue is recognized.

Concentrations of Credit Risk

        Concentrations of credit risk with respect to receivables are limited because the Company's primary customers are various agencies of the U.S. Government as well as commercial customers engaged in work for the U.S. Government and other well established companies. As of January 31, 2001 and 2002, there were no significant concentrations of receivables with these commercial customers, and there were outstanding receivables from the U.S. Government in the amounts of $7,476 and $9,149, respectively. Total revenues attributed to U.S. Government prime contracts and subcontracts approximated 88% and 91% during 2001 and 2002, respectively.

        The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from these customers. The Company maintains reserves for potential credit losses, which it considers adequate to cover any such losses.

Research and Development Costs

        Company-sponsored research and development costs to develop new concepts and proprietary systems and products are charged to operations as incurred.

Income Taxes

        Current income tax expense or benefit represents the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax liability or asset is established for the expected future tax consequences of temporary differences between the financial reporting and income tax bases of assets and liabilities. Deferred income tax expense or benefit represents the net change during the year in the deferred income tax liabilities or assets. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in the near future.

Stock-based Compensation

        The Company measures compensation costs related to stock option plans using the intrinsic value method and provides pro forma disclosures of net income as if the fair value based method had been applied in measuring compensation costs.

Comprehensive Income

        As of February 1, 2000, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Under SFAS 130, the Company is required to report comprehensive income, which includes the Company's net income, as well as changes in equity from other sources. The Company has no material components of other comprehensive income, and, accordingly, net income approximates comprehensive income for all periods presented.

Recent Accounting Pronouncements

        In July 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") was issued. This statement will be effective for the Company on February 1, 2002. SFAS 142 supercedes APB 17, "Intangible Assets", and eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets. Instead, goodwill and other intangibles with indefinite lives will be tested for impairment on at least an annual basis utilizing a test that begins with an estimate of the fair value of the intangible assets for the reporting unit. Previous accounting principles utilized undiscounted cash flows to determine if an impairment had occurred. The Company believes the adoption of SFAS 142 will not have an effect on its consolidated financial statements.

        In August 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") was issued. This statement will be effective for the Company on February 1, 2003. SFAS 144 establishes a number of rules for the recognition, measurement and display of long-lived assets which are impaired and either held for sale or continuing use within the business. In addition, the statement broadly expands the definition of a discontinued operation to individual reporting units or asset groupings for which identifiable cash flows exist.

Reclassifications

        Certain prior year amounts have been reclassified to conform with the current period presentation.

NOTE 2—DISCONTINUED OPERATION

        On July 24, 2000, the Company distributed its approximate 62% interest in JNI to the Company's stockholders in the form of a tax-free distribution. (See Note 1.) The consolidated financial statements of the Company present the Digital Network Products segment, JNI, as a discontinued business segment through the July 24, 2000 Distribution Event. The Distribution Event resulted in the elimination of the net assets of the discontinued operation and a $3,509 reduction of retained earnings.

        The net cost directly associated with the distribution were $64 and $373, net of income tax benefit of $39 and $239, for the years ended January 31, 2000 and 2001, respectively. During the fiscal years 2000 and 2001, income from discontinued operations includes the twelve months ended 1999 and the seven months ended July 24, 2000, respectively. Selected financial data of JNI operations prior to the Distribution Event are as follows:

	Year Ended January 31,
	2000	2001
Revenues	$40,171	$52,505

Income from discontinued operation before income taxes and minority interest	$1,788	$7,386
Provision (benefit) for income taxes	(822)	2,692
Minority interest in discontinued operation	269	1,957

Net income from discontinued operation	$2,341	$2,737

NOTE 3—SPIN-OUT OF pepperball™ COMPLIANCE TECHNOLOGIES

        On October 27, 2000, the Company contributed the intellectual property, rights, licenses and contracts associated with the development, production and distribution of the Company's PepperBall™ products along with associated assets and liabilities to Jaycor Tactical Systems, Inc. ("JTS"), a newly formed Delaware corporation, in exchange for 2,000,000 shares of Preferred Stock and 4,640,000 shares of Common Stock of JTS. Concurrent with this event, the Company distributed as a dividend the JTS Common Stock to the shareholder of the Company's Common Stock (the Jaycor, Inc. ESOP). The Company's book value of the assets transferred, net of liabilities, to JTS is $2,214, and the dividend of the Common Stock was recorded at the fair market value of $1,253. The 2,000,000 shares of JTS Preferred Stock retained by the Company have a liquidation preference of $1.10 per share. There are other certain rights and preferences associated with these Shares. At January 31, 2001 and 2002, the Company owned 23.5% and 24.6%, respectively, of the issued and outstanding stock of JTS.

        The Company has agreed to provide JTS certain accounting and administrative services for a period of one year, or until terminated, and allocates the cost of shared services consistent with the determination of its government overhead rates. The Company has agreed to extend up to four million dollars of revolving credit to JTS through October 26, 2002 with interest payable monthly at the prime rate. The agreement is secured by substantially all of the JTS assets and is renewable for up to one year at the Company's discretion. At January 31, 2002, $2,324 was outstanding.

NOTE 4—ACQUISITIONS

        On February 6, 1998, the Company acquired all of the outstanding shares of California Tube Laboratory, Inc. ("CTL"), a Northern California manufacturer and refurbisher of microwave tubes for $1,597 in cash and an unsecured contingent promissory note (the "CTL Note") in the amount of $500 classified as other liabilities. CTL is a party to the environmental remediation of its former manufacturing facility, which it vacated during 1997. The Company and CTL have been indemnified by the seller of CTL's stock (the "Seller") from any action or expenditure of funds in connection with site remediation. The future payment of the $500 CTL Note is contingent upon the Seller providing the Company with a "no further action" letter issued by the environmental agency(ies) with jurisdiction and responsibility for the site. The seller provided the required "no further action" documents October 26, 2001. The CTL Note plus accrued interest was paid in full October 31, 2001. The Seller's indemnification of the Company and CTL does not end upon termination of the CTL Note.

        On May 3, 2000, the Company purchased all of the outstanding shares of Advanced Tactical Systems, Inc. ("ATS"), a Minneapolis manufacturer of high-pressure air launchers, in support of its PepperBall™ technology business for $772 in cash and a secured promissory note in the amount of $424 (the "ATS Note"). The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to tangible assets, consisting of current assets, deferred taxes, and property and equipment, and intangible assets in the amounts of $482 and $714, respectively. The property and equipment net book values were adjusted down to their fair values at the date of acquisition. The intangible assets are being amortized over the estimated useful life of 3 years.

        On October 27, 2000, the Common Stock of ATS and ATS Note were contributed by the Company to JTS. (See Note 3.)

NOTE 5—COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS

	January 31,
	2001	2002
Accounts receivable, net:
Billed, net of allowance for doubtful accounts and sales returns of $161 and $287	$7,939	$10,397
Unbilled, net of progress payments	2,328	4,274

	10,267	14,671
Income taxes receivable	75	1,784
Other receivables	896	502

	$11,238	$16,957

        Accounts receivable which are primarily derived from contracts and subcontracts with various agencies of the U.S. Government are generally in the form of (1) reimbursement of cost-plus fixed fee, (2) time and materials, or (3) fixed price. Reimbursable costs incurred under U.S. Government contracts and subcontracts, including allocated indirect expenses, are subject to audit and adjustment by negotiations between the Company and U.S. Government representatives.

        Contract costs through fiscal year 2000 have been settled; revenues for subsequent fiscal years have been recorded in amounts which are expected to be realized upon final audit. Unbilled receivables are stated at their estimated realizable value and consist primarily of amounts billed subsequent to the balance sheet date or which are billable upon the occurrence of specified events, as well as contract retentions and unreimbursed costs subject to contract modification. Contract retentions of $602 and $1,145 at January 31, 2001 and 2002, respectively, are collectible upon contract completion, final customer approval and final indirect rate settlement, and the majority thereof is expected to be collected within one year. Unbilled contract receivables at January 31, 2001 and 2002 included $732 and $539, respectively, related to costs incurred on projects in advance of receiving formal funding authorization from customers. The Company anticipates receiving contracts or modifications to fully fund this balance.

Inventories:

	January 31,
	2001	2002
Raw materials	$390	$410
Assemblies and work in process	532	675
Machined parts	566	730
Finished goods	49	45

	$1,537	$1,860

Property and equipment, net:

	January 31,
	2001	2002
Computer and test equipment	$9,312	$8,231
Leasehold improvements	2,663	2,585
Office furniture and equipment, vehicles and other equipment	1,658	1,587

	13,633	12,403
Less accumulated depreciation and amortization	(9,572)	(8,343)

	$4,061	$4,060

        Depreciation and amortization expense recorded during fiscal years 2000, 2001 and 2002 was $912, $1,052 and $1,253, respectively.

NOTE 6—SEGMENT INFORMATION

        The Company's business involves providing high-technology products and services to government and commercial customers. Core competencies of the Company include (1) communications engineering and systems support; (2) information systems; (3) joint operations, exercises, and systems; (4) electronic and electro-optic systems; (5) electromagnetic applications; (6) system survivability and operability; (7) non-lethal compliance technologies; and (8) microwave device fabrication. The Company's management structure is based upon broad technological groupings, not necessarily related to any particular industry, line of business, geographical area or market. Its operations have been classified into two broad segments: high-technology products and services, and microwave products.

Industry segment information is as follows:

	Year Ended January 31,
	2000	2001	2002
Revenues:
High-technology products and services	$44,558	$52,541	$59,599
Microwave products	6,102	6,041	6,691
Intercompany elimination	(63)	(33)	—

	$50,597	$58,549	$66,290

Operating income:
High-technology products and services	$707	$958	$3,081
Microwave products	499	—	(44)

	$1,206	$958	$3,037

Capital expenditures:
High-technology products and services	$419	$2,183	$916
Microwave products	415	232	316

	834	2,415	1,232
Capital expenditures on other assets	88	149	68

	$922	$2,564	1,300

Depreciation and amortization of property and equipment:
High-technology products and services	$630	$720	$872
Microwave products	196	218	281

	826	938	1,153
Depreciation and amortization of other assets	86	114	100

	$912	$1,052	$1,253

	January 31,
	2001	2002
Identifiable assets:
High-technology products and services	$56,757	$61,307
Microwave products	4,503	4,291

	61,260	65,598
Other assets	400	903

	$61,660	$66,501

        Segment operating results reflect general corporate expense allocations as all such expenses are allocated to individual segments by the Company, as required by Government Cost Accounting Standards. Sales between segments are not material. Identifiable assets of the respective industry segments consist principally of cash and cash equivalents, short-term investments, accounts receivable, inventories, prepaid expenses and other current assets, property and equipment, and intangible assets. Other assets are principally deferred income taxes.

NOTE 7—BANK LINE OF CREDIT

        The Company maintains a bank line of credit, which allows borrowing on a revolving basis of up to $5,000 until August 15, 2002. Under the terms of the agreement, the Company may borrow at various interest rates, at the Company's option, based on the bank's prime rate or 2% over the LIBOR rate. At January 31, 2002, the bank's prime rate of interest was 4.75%.

        The Company's accounts receivable, inventories, and unencumbered property and equipment secure borrowings under the line of credit agreement. The credit arrangement surrounding the line of credit requires the Company to maintain certain financial covenants and among other things, prohibits the sale/leaseback of assets and limits the Company's ability to acquire the stock, assets, and/or business of another entity and restricts the amount of term debt originated in connection with such acquisition. At January 31, 2002, the Company was in compliance with all covenants. As of January 31, 2001 and 2002, there were no amounts outstanding under the bank line of credit.

NOTE 8—LONG-TERM DEBT

        On June 3, 1998, the Company signed an agreement with a mezzanine fund provider (the "Lender") for $8,000 of senior subordinated debt. Interest, at 12% per annum, was paid quarterly in arrears, with the principal to have been repaid in six equal semi-annual payments commencing at the end of the sixty-sixth month.

        In connection with the senior subordinated debt, the Company issued warrants to the Lender at 1/100th of a dollar per share, representing a 15.4% economic interest in the Company on a fully diluted basis. The Company could earn back up to 10.4% of the economic interest based on the realizable enterprise value of the Company, as defined. For financial reporting purposes at June 4, 1998, the fair value of the warrants was estimated to be $900 and classified as a component of stockholders' equity on the consolidated balance sheet of the Company. The resulting original issue discount was being amortized to interest expense over the life of the debt, eight years, under the effective interest rate method at 14.32%. Adjustments to the carrying value of the warrants are recognized from the date of issuance up to the date of the Distribution Event based on the estimated fair market value of the Company, with a corresponding charge to retained earnings. Beginning June 4, 2003 and 2004, the warrant holders have the right to put warrants to the Company and the Company has the option to call the warrants, respectively, for cash at prices based on the fair market value of the Company at the date of the put or call as determined by an independent third party. The carrying value of the warrants has been reported as mezzanine equity in the consolidated balance sheet.

        At July 24, 2000, the realized enterprise value of the Company reduced the economic interest of the warrants by 8.0%. The warrants, for 7.4% economic interest, were exercised concurrent with the Distribution Event with the issuance of 592,010 shares of Common Stock. At July 26, 2000, the $8,000 senior subordinated debt and accrued interest was paid and the unamortized original issue discount of $763 was expensed and included as an extraordinary item in the statement of income for the year ended January 31, 2001.

NOTE 9—BENEFIT PLANS

        The Company has a Money Purchase Pension Plan (the "Pension Plan"), which covers substantially all employees of Jaycor, Inc. ("Jaycor"). Employees vest 100% on the fifth anniversary of their hire date. Annual contributions, as defined in the Pension Plan, are determined by specified percentages of each employee's annual earnings. During fiscal years 2000, 2001, and 2002, the charges to operations under this plan were $1,097, $1,192 and $1,328, respectively.

        The Company has an Employee Stock Ownership Plan (the "ESOP"), which covers substantially all employees of Jaycor. At January 31, 2000, 2001, and 2002, substantially all shares held by the ESOP were allocated to participants. Plan contributions are discretionary. During fiscal years 2000, 2001, and 2002, charges to operations were $250, $250 and $250, respectively. The Company has fully funded the contributions with $250, $50 and $450 being contributed during fiscal years 2000, 2001, and 2002, respectively. Distribution of ESOP shares to a retired or terminated participant generally begins within one to six years from separation. Within 60 days from distribution and 60 days after the end of the plan year in which the distribution was made, the participant may exercise a put option, at fair value, for any portion of the shares distributed. At January 31, 2001 and 2002, there were zero shares held by retired or terminated participants which were subject to the put option. On March 21, 2000 the Company loaned the ESOP $200 (the "ESOP Loan") with interest at 8.75% due annually on December 31st. Unpaid interest and principle is due on December 31, 2004. The ESOP used the loan proceeds to make certain distributions to terminated participants.

        On July 24, 2000, the ESOP held 1,070,681 shares of Jaymark, Inc. Common Stock and $84 in cash immediately prior to the purchase of Jaycor, Inc. for 592,894 shares of Jaymark Common Stock. (See Note 1.) Upon the merger of Jaymark with JNI, the ESOP received 914,072 shares of JNI Common Stock. On October 25, 2000, JNI completed a secondary public offering (the "Secondary") for the sale of 4,175,000 shares of its Common Stock (of which 4,107,336 shares were sold by the former holders of Jaymark Common Stock) at a price to the public of $72.00 per share. The ESOP sold 604,500 shares in the Secondary for net proceeds of $42,273. On October 27, 2000, the ESOP received 4,640,000 shares of JTS Common Stock from the Company. (See Note 3.) The ESOP's assets are valued at least annually as of the end of the calendar year for all assets except Company stock, which is valued as of the end of the Company's fiscal year. On December 31, 2000, the ESOP held 8,000,000 shares of Jaycor, Inc. Common Stock, 309,572 shares of JNI Corporation Common Stock and 4,640,000 shares of Jaycor Tactical Systems, Inc. Common Stock with aggregate fair values of $70,880 (valued as of January 31, 2001), $7,023 and $2,366 (valued as of December 31, 2000), respectively. The ESOP also held cash of $35,397 as of December 31, 2000 including $68 held in segregated accounts. As of December 31, 2001, the ESOP held 8,000,000 shares of Jaycor, Inc. Common Stock, 309,572 shares of JNI Corporation Common Stock and 4,640,000 shares of Jaycor Tactical Systems, Inc. Common Stock with aggregate fair values of $72,960 (valued as of January 31, 2002), $2,573 and $2,366 (valued as of December 31, 2001), respectively. The ESOP also held cash of $35,131 as of December 31, 2001 including $1,472 held in segregated accounts.

        The Company has a 401(k) salary deferral plan (the "401(k) Plan"), which covers substantially all employees of Jaycor and JTS. The Company modified the 401(k) Plan, effective July 1, 1999, to allow eligible new full-time and part-time employees to enroll on the first day of the month following their hire date. Eligible part-time and temporary employees can enroll on January 1 and July 1 of each year.

        The Company offers deferred compensation arrangements to certain of its employees. The agreements allow the employees to defer up to 100% of their salaries, net of certain payroll withholdings, with interest accruing thereon at specified rates, currently ranging from 8% to 9%. Distributions commence upon retirement or termination and continue for a period as prescribed in the respective agreements.

        The Company has an incentive stock option plan (the "1990 Option Plan"), which provided for the issuance of up to 2,374,764 shares of the Company's Common Stock at prices not less than 100% of its fair value, as determined by the Company's Board of Directors, or 110% for persons controlling more than 10% of the voting rights, at the date of grant. Stock options generally vested in four equal installments commencing one year after the date of grant and expire in ten years. On June 11, 2000, the 1990 Option Plan was amended to provide participants the right to elect early exercise in whole or in part of the unvested option shares ("Unvested Shares") immediately prior to the dissolution, liquidation, or reorganization in which Jaymark is not the surviving corporation. However, Jaymark shares, or the surviving corporation shares, obtained prior to the original stock option vesting schedule (the "Jaymark Vesting Schedule") are subject to Jaymark's right of repurchase, at the option exercise price, in the event of termination. Jaymark's repurchase rights lapse at the same rate as the shares would have become exercisable under the Jaymark Vesting Schedule.

        The Company has a non-qualified stock option plan (the "1991 Option Plan"), which provided for the issuance of up to 831,167 shares of the Company's Common Stock at prices not less than 100% of its fair value, as determined by the Company's Board of Directors, at the date of grant. Options were vested at the date of grant and expire in ten years.

        The Company has a non-qualified stock option plan (the "1996 Option Plan"), which provided for the issuance of up to 1,147,803 shares of the Company's Common Stock at prices determined by the Board of Directors. The expiration date and the vesting schedule were also determined by the Board of Directors.

        On July 11, 2000, the Company adopted a stock option plan which provided for the issuance of up to 587,865 shares of the Company's Common Stock at prices determined by the Board of Directors. The expiration date and the vesting schedule were also determined by the Board of Directors. Individuals who have been granted stock options are eligible to elect early exercise in whole or in part of Unvested Shares. However, Jaymark shares obtained prior to the Jaymark Vesting Schedule are subject to Jaymark's right of repurchase, at the option exercise price, in the event of termination. Jaymark's repurchase rights lapse at the same rate as the shares would have become exercisable under the Jaymark Vesting Schedule.

        The repurchase rights on unvested shares were assigned to Jaycor, Inc. concurrent with the Distribution Event, upon which the above stock option plans terminated. As of January 31, 2002 there were 238,327 shares of JNI Common Stock related to unvested shares subject to repurchase by the Company at prices ranging from $1.20 to $24.68. Shares of JNI stock repurchased by the Company from a former Jaymark stock option holder pursuant to these rights are sold by the Company, subject to that certain shareholder lock-up agreement between JNI and the former Jaymark shareholders. Net proceeds from the sale of unvested shares are distributed on a pro rata basis to the remaining former Jaymark shareholders.

        On September 19, 2000, the Company adopted a stock option plan (the "2000 Option Plan"), which provides for the issuance of up to 812,000 shares of the Company's Common Stock at prices determined by the Board of Directors, or 110% of its fair value for persons controlling more than 10% of the voting rights, to employees, consultants and directors of the Company of incentive stock options and non-qualified stock options. The expiration date, the vesting schedule, and the exercise date are also determined by the Board of Directors. Options granted under the 2000 Option Plan generally vest over four years commencing one year after the date of grant and expire in ten years. At January 31, 2002, options for 116,104 shares were available for future grant.

        On September 19, 2000, the Company adopted a stock option plan (the "Executives and Directors Option Plan"), which provides for the issuance of up to 1,188,000 shares of the Company's Common Stock at prices determined by the Board of Directors, or 110% of its fair value for persons controlling more than 10% of the voting rights, to employees, consultants and directors of the Company of incentive stock options and non-qualified stock options. The expiration date, the vesting schedule, and the exercise date are also determined by the Board of Directors. Options granted under the Executives and Directors Plan generally vest over four years commencing one year after the date of grant and expire in ten years. At January 31, 2002, options for 73,000 shares were available for future grant.

        Stock option grantees are eligible to elect early exercise, in whole or in part, of the shares ("Early Exercise"). In the event of termination of services, shares which have not become vested as of the termination of service date are subject to the Company's right of repurchase at the option exercise price (the "Option Shares Right of Repurchase"). Shares which have become vested as of the termination of service date are subject to repurchase by the Company at the fair market value. As of January 31, 2002, there were 21,200 shares related to Early Exercise subject to repurchase by the Company at $5.90 per share.

        A summary of the status of the Company's stock option plans as of January 31, 2000, 2001 and 2002 and changes during those fiscal years is as follows:

	2000		2001		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	2,903,756	$2.00	1,962,078	$3.37	1,651,899	$5.90
Granted	682,349	$6.04	1,723,666	$5.98	149,000	$6.66
Exercised	(1,186,604)	$1.91	(1,977,002)	$3.04	—
Cancelled	(437,423)	$2.45	(56,843)	$20.22	(41,604)	$5.97

Outstanding at end of period	1,962,078	$3.37	1,651,899	$5.90	1,759,295	$5.97

Options vested at period end	1,516,150		—		559,412
Weighted average fair value of options granted during the period		$1.61		$1.65		$1.65

        The following tables summarize information regarding employee stock options outstanding at January 31, 2002:

	Options Outstanding
Range of Exercise Prices	Number Outstanding at 1/31/02	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price
$5.90	1,595,295	8.6	$5.90
$6.16 - $6.66	164,000	9.3	$6.61

        Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net income would have been reduced to the pro forma amounts indicated below:

	Year Ended January 31,
	2000	2001	2002
Net income (loss):
As reported	$31,377	$(2,704)	$1,248
Pro forma	$30,908	$(3,289)	$587

        The fair value of each option grant is estimated on the date of grant option pricing model with no dividend yield and no expected volatility. For options granted under the Jaycor option plans the following weighted-average assumptions were used during fiscal years 2001 and 2002, respectively: risk-free interest rate of 5.37% and 4.86%; and expected term of 6.0 years and 6.0 years. For options granted under the Jaymark option plans the following weighted-average assumptions were used during fiscal year 2001: risk-free interest rate of 6.21%; and expected term of 5.5 years.

NOTE 10—INCOME TAXES

        The provision for income taxes consists of the following:

	Year Ended January 31,
	2000	2001	2002
Current:
Federal	$20,048	$2,623	$139
State	3,343	3,195	(13)

	23,391	5,818	126

Deferred:
Federal	(1,248)	809	2,322
State	196	8	207

	(1,052)	817	2,529

	$22,339	$6,635	$2,655

        The fiscal year 2001 tax provision includes $5,710 associated with the July 24, 2000 sale of Jaycor, Inc. to the ESOP by Jaymark Inc. (See Note 1.)

        Tax benefits of $383, $21,867 and $4,345 in fiscal years 2000, 2001 and 2002, respectively, associated with the exercise of non-qualified options and certain incentive stock options were allocated to stockholders' equity.

        The balance sheet classification of the net deferred tax asset (liability) is as follows:

	January 31,
	2001	2002
Non-current deferred asset	$694	$751
Current deferred liability	(407)	(568)

	$287	$183

        The deferred tax assets (liabilities) are comprised of the following:

	January 31,
	2001	2002
Net operating loss carryforwards	$5,071	$2,991
Unbilled receivables	(997)	(1,459)
Accrued compensation and benefits	433	439
Deferred compensation	387	420
Alternative minimum tax credits	—	365
Depreciation	286	295
Research and development tax credits	—	273
Allowance for doubtful accounts	23	155
Sales returns and allowances	65	109
Inventory reserves	68	80
Deferred revenue	—	70
Accrued building lease	22	37
Deferred expense	—	37
State income taxes	1	1
Other	(1)	(1)

	5,358	3,812
Less valuation allowance	(5,071)	(3,629)

	$287	$183

        The valuation allowance relates to the exercise of non-qualified stock options and certain incentive stock options which when recognized will be allocated to stockholders' equity and research and development tax ("R&D") credits and alternative minimum tax ("AMT") credits which when recognized will be allocated to the provision for income taxes.

        As of January 31, 2002, the Company had net operating loss carryforwards for federal and state income tax of approximately $1.8 million and $30.9 million, respectively. The federal loss carryforward expires in fiscal year 2021, while the state loss carryforwards begin to expire in 2011.

        As of January 31, 2002, the Company had credit carry forwards for federal and state income tax of approximately, respectively: R&D of $273 and zero; and AMT of $332 and $33. The federal R&D and AMT credits expire in fiscal year 2021 and the state AMT credit expires in fiscal year 2011.

        The results of JTS and ATS taxable income subsequent to the October 27, 2000 spin-out are no longer included within the Company consolidated federal income tax return and certain combined and consolidated state income tax returns.

        The provision for income taxes reconciles to the amount computed by applying the federal statutory rate (34%) to income from continuing operations before taxes as follows:

	January 31,
	2000	2001	2002
Tax at federal statutory rate	34%	34%	34%
State income taxes, net of federal benefit	5%	39%	6%
Deferred gain on transfer of technology	1%	—%	—%
Gain on distribution of shares to ESOP	—%	218%	—%
Gain on restructuring	—%	22%	—%
Equity share of JTS loss	—%	—%	7%
Capitalized legal fees	—%	11%	6%
Other	3%	15%	15%

	43%	339%	68%

NOTE 11—COMMITMENTS AND CONTINGENCIES

        The Company has committed to pay minimum rentals under leases for office facilities and equipment at January 31, 2002, as follows:

Fiscal Year	Operating Leases
2003	$3,062
2004	2,223
2005	1,778
2006	1,682
2007	1,626
Thereafter	2,189

Total minimum payments	$12,560

        Rental expenses for the fiscal years 2000, 2001, and 2002 was $4,664, $4,512 and $3,710, respectively.

NOTE 12—COMMON STOCK

        Substantially all of the Company's stock is held subject to agreements which afford the Company a right of repurchase before any sale or other transfer of stock may take place. The Company had 3,031,880 shares issued and outstanding prior to the Distribution Event. Following the ESOP's purchase of Jaycor, the issued and outstanding shares were increased to 8,000,000. (See Note 1.) The increase in shares issued and outstanding has been recorded as a 2.639 for 1 stock split with prior period share and per share dollar amounts restated.

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INDEX TO FINANCIAL STATEMENTS
Jaycor, Inc.
Report of Ernst & Young LLP, Independent Auditors
Report of Independent Accountants
JAYCOR, INC. CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share Data)
JAYCOR, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands)
JAYCOR, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In Thousands, Except Share Data)
JAYCOR, INC. CONSOLIDATED STATEMENTS OF CASH FLOW (In Thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In Thousands, Except Share Data)